UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 1-K

FINANCIAL REPORT PURSUANT TO REGULATION A

OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2025

EPILOG IMAGING SYSTEMS, INC.
(Exact name of small business issuer as specified in its charter)

Delaware	27-2957582
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

333 W. San Carlos St., San Jose, CA	95110
(Address of principal executive office)	(Postal Code)

1-877-374-5642

(Issuer’s telephone number, including area code)

Common Stock issued pursuant to Regulation A as of filing

(Title of each class of securities issued pursuant to Regulation A)

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STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K of Epilog Imaging Systems, Inc., a Delaware corporation, contains certain forward-looking statements that are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “outlook,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain financial and operating projections or state other forward-looking information. Our ability to predict results or the actual effect of future events, actions, plans or strategies is inherently uncertain. Although we believe that the expectations reflected in our forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth or anticipated in our forward-looking statements. Factors that could have a material adverse effect on our forward-looking statements and upon our business, results of operations, financial condition, funds derived from operations, cash flows, liquidity and prospects include, but are not limited to, the factors discussed in this Annual Report.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this report. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this report. The matters summarized below and elsewhere in this report could cause our actual results and performance to differ materially from those set forth or anticipated in forward-looking statements. Accordingly, we cannot guarantee future results or performance. Furthermore, except as required by law, we are under no duty to, and we do not intend to, update any of our forward-looking statements after the date of this report, whether as a result of new information, future events or otherwise.

As used in this Annual Report, the terms “we”, “us”, “our”, “Epilog”, and the “Company”, means Epilog Imaging Systems, Inc., unless otherwise indicated. All dollar amounts in this Annual Report are expressed in U.S. dollars, unless otherwise indicated.

Management Discussion and Analysis is intended to be read in conjunction with the Company’s financial statements and the integral notes (“Notes”) thereto for the year ended December 31, 2025. The following statements may be forward-looking in nature and actual results may differ materially.

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ITEM 1. DESCRIPTION OF BUSINESS

Overview

Epilog is an early stage artificial intelligence (“AI”) vision company developing edge AI devices and cloud software platforms that enable machines to interpret and act on visual data in real world environments. The Company focuses on applications in driver assistance and vision forensics where automated visual analysis can improve safety, efficiency, and operational insight. Epilog’s products combine specialized imaging hardware, edge computing, and cloud based software to deliver deployable AI systems capable of processing large volumes of visual data and converting it into actionable information. Through its automotive platform, SideCar and its Aperis vision product line, the Company is working towards building a unified technology architecture designed to support scalable AI vision solutions across multiple industries.

Our mission is to improve safety and efficiency by automating repetitive tasks through advanced vision based AI that converts visual data into actionable insights.

We currently focus on two primary markets: the automotive aftermarket industry and vision forensics. Our automotive product line currently includes one product, SideCar. SideCar is an AI vision driver assistance system designed as a retrofit solution for existing vehicles. SideCar integrates with driver assistance features such as lane keeping and adaptive cruise control to enhance driving safety and comfort. Our vision forensics product line currently includes two product offerings and is offered through our subsidiary, Aperis AI. These offerings include: (i) Vortex, an AI based vision compression and archiving system designed to significantly extend retention capacity, and (ii) CloseView, a high-resolution AI vision system designed for analyzing large spaces. In addition, Epilog has developed Wellcome, a patented contactless health-screening system that uses multispectral imaging technology. While Wellcome is part of our broader vision forensics technology platform, it is not currently a primary focus of our commercialization efforts.

We believe these markets are experiencing rapid growth driven by advances in AI vision systems, edge computing, and real time video analytics. We believe our integrated hardware and software architecture positions Epilog to capitalize on these trends as demand grows for deployable AI systems capable of operating reliably in real world environments.

Epilog was originally founded as Biotronix Corporation in 2010 as a Delaware holding company. On July 27, 2015, the Company changed its name to Epilog Imaging Systems, Inc., at which point active operations began. Our long term goal is to become a leader in AI vision technology by developing scalable, high-performance systems for a broad range of industries. Our core values of innovation, quality, scalability, customer focus, and integrity guide our operations and product development.

Our AI Development

Epilog develops its AI through a vertically integrated “Physical AI” stack that combines proprietary hardware, edge computing, and cloud infrastructure. Built on open-source frameworks, Epilog adds a custom layer of proprietary techniques designed to handle high-resolution and wide-area imagery. Data is captured from devices such as SideCar, Vortex, and CloseView, then processed directly on-device using edge AI to detect events and optimize bandwidth.

Epilog’s AI is optimized to minimize file sizes and networking requirements for large image streams while maintaining low computational overhead. It also incorporates persistent scene memory, cataloging events and enables devices to retain contextual awareness over time rather than processing each frame independently. Relevant data is transmitted to centralized systems for indexing and analysis, with continuous improvements deployed back to devices, enabling scalable, real-time vision intelligence across automotive, security, and healthcare environments.

Anticipated Products and Services

Automotive Product Line: SideCar

SideCar is a retrofit AI driver assistance device designed to bring advanced autonomous capabilities to existing vehicles already on the road. The system mounts inside the windshield behind the rearview mirror and integrates with a vehicle’s built in lane keeping assist (LKAS) and adaptive cruise control (ACC) systems to help manage steering, acceleration, and braking while the driver supervises the vehicle.

Using a combination of cameras, radar, and artificial intelligence vision processing, SideCar monitors lane markings, surrounding traffic, and road conditions in real time. The system assists with keeping the vehicle centered within its lane, adjusts speed based on traffic flow, and supports highway driving tasks that may help reduce driver fatigue. A driver facing vision system monitors driver alertness and can detect distraction or fatigue, prompting the driver if attention declines.

SideCar development has progressed from early prototypes and testing to beta deployments beginning in 2023 and continued refinement through 2024 and 2025. Initial market availability and direct to consumer sales began in 2026, with installations taking place in operational vehicles and compatibility expanding across additional vehicle models. As of May 6, 2026, 19 units have been installed. The platform continues to evolve through ongoing software updates designed to improve perception, driving behavior, and system performance.

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Vision Forensics Product Line: Vortex

Vortex is an artificial intelligence powered video compression and analytics device designed to enable long term local and cloud based data archiving. The system provides operational insights through object detection and event recognition while significantly extending the storage capacity of vision systems.

Initially introduced in early 2025 and currently undergoing field testing, Vortex is designed to support customers with limited network bandwidth by shifting more processing and bandwidth management to the edge, thereby reducing reliance on cloud infrastructure. A customer portal enabling direct device purchases at retail pricing and enrollment in cloud subscription services is currently under development. The Company is working toward launching the updated Vortex platform in the second half of 2026.

Vortex targets the approximately $8 billion video cloud storage market (based on publicly available industry estimates). Elements of the Vortex architecture have already been incorporated into the Company’s Wellcome and CloseView products, which utilize internal vision processing capabilities rather than relying solely on external networked sensors.

Vision Forensics Product Line: CloseView

CloseView is a high resolution AI vision system designed for analyzing large spaces and complex environments where conventional vision systems may lack sufficient detail or situational awareness. The system combines advanced imaging sensors with AI based visual analysis to detect objects, track movement, and identify events across wide fields of view.

CloseView is intended for use in applications such as infrastructure monitoring, industrial facilities, transportation hubs, and large commercial properties. The system is designed to reduce the number of cameras required to monitor large spaces while enabling advanced video analytics and long term data retention when combined with the Vortex platform.

CloseView is currently in development and demonstration stages, with early systems being prepared for customer evaluation and pilot deployments in Q3 or Q4 of 2026.

US Patents and Trademarks

The Company maintains a portfolio of intellectual property consisting of issued patents and trademarks covering imaging systems, camera assemblies, artificial intelligence technologies, and related software platforms. The Company currently holds 9 issued patents, two registered trademarks, and eight pending trademark applications. Certain patents list the company’s Chief Executive Officer, Michael Mojaver, as the named inventor and have been assigned to the Company.

CATEGORY	TECHNOLOGY/MARK	JURISDICTION	NO.	FILING DATE	ISSUE DATE	EXPIRATION DATE	STATUS
Patent	Super Resolution Binary Imaging and Tracking System	United States	9137433	9/19/2011	9/15/2015	1/3/2034	Issued
Patent	Compound Dome Camera Assembly	United States	9485395	10/19/2011	11/1/2016	8/4/2032	Issued
Patent	Compound Dome Camera Assembly	United States	10148916	10/31/2016	12/4/2018	10/19/2031	Issued
Patent	Super Resolution Binary Imaging and Tracking System	United States	10348963	9/8/2015	7/9/2019	9/19/2032	Issued
Patent	Super Resolution Imaging and Tracking System	United States	10404910	12/19/2014	9/3/2019	7/29/2032	Issued
Patent	Automated Digital Magnifier System With Hand Gesture Controls	United States	10599920	2/1/2017	3/24/2020	7/8/2037	Issued
Patent	Method and Apparatus for Obtaining Enhanced Resolution Images	United States	10924668	8/4/2017	2/16/2021	9/19/2031	Issued
Patent	Method and Apparatus for Obtaining Enhanced Resolution Images	United States	11689811	2/16/2021	6/27/2023	10/20/2031	Issued
Patent	Imaging Method and Device	United States	12328489	4/26/2023	6/10/2025	10/25/2041	Issued

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Trademark	SIDECAR	United States	7482543	11/20/2020	8/20/2024	Perpetual	Registered
Trademark	SIDECAR	United States	7766483	6/17/2024	4/22/2025	Perpetual	Registered
Trademark	APERIS	United States	99622077	1/29/2026			Pending
Trademark	APERIS and Design	United States	99622252	1/29/2026			Pending
Trademark	CLOSEVIEW	United States	99622067	1/29/2026			Pending
Trademark	EPILOG	United States	99622058	1/29/2026			Pending
Trademark	SIDECAR	United States	99622044	1/29/2026			Pending
Trademark	SIDECAR Logo	United States	99622087	1/29/2026			Pending
Trademark	VORTEX	United States	99622030	1/29/2026			Pending
Trademark	WELLCOME	United States	99622020	1/29/2026			Pending

Third Party AI and Licensing Agreements

The Company may utilize a variety of third-party software platforms such as those developed by Nvidia, Ubuntu, as well as open-source tools developed by Apache, BSD, and MIT.

Go-to-Market Strategy

Our go-to-market strategies include:

•

SideCar: D2C sales, partnerships with automotive retailers and installers, and distribution through aftermarket automotive channels. Epilog will support these efforts with digital marketing, social media outreach, and content-driven campaigns.

•	Vortex / CloseView: Direct sales to end users as well as through a dealer network, initially targeting integrators and infrastructure operators.

•	Wellcome: Partnerships with healthcare providers and digital health integrators as the product moves toward commercialization.

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Future Roadmap

SideCar is in limited market availability, with information publicly available at drivesidecar.com, and we are developing a similar direct sales experience on aperis.ai for Vortex and CloseView. Across all products, our strategy includes both direct-to-consumer (D2C) and direct-to-business (D2B) channels.

In addition, we have built a strong pipeline of potential distributors and dealers who signed up during trade shows throughout 2025. While these relationships have not yet been actively engaged, they represent a valuable expansion channel as we move into broader commercialization and scale distribution efforts.

We expect to begin generating revenue in 2026 with the initial sales of SideCar units. As demand increases, we intend to expand manufacturing capacity. Scaling manufacturing would require ordering materials and components utilizing bulk orders with significant lead times. We would accomplish this by planning production runs targeting approximately 1,000 units across the SideCar and Vortex platforms which, if achieved, would support broader market deployment and expanded distribution channels in 2026. SideCar provides AI based driver assistance capabilities for existing vehicles, while Vortex enables long term video archiving and analytics for surveillance environments.

Our principal challenges include scaling operations to manufacture and deliver products at commercial volumes, providing customer support infrastructure, and addressing operational and technical challenges that may arise as adoption of SideCar, Vortex, and CloseView increases.

Competitors and Industry

The market for advanced driver-assistance and autonomous vehicle technologies is highly competitive and rapidly evolving. The Company competes with automotive manufacturers that offer factory-installed driver-assistance systems, such as Tesla, as well as companies developing autonomous driving platforms, including Waymo. The Company also competes with automotive suppliers that provide vision, and software-based solutions, including large Tier 1 suppliers and technology providers.

Many of these competitors have substantially greater financial, technical, and marketing resources, more established industry relationships, and longer operating histories than the Company, which may place the Company at a competitive disadvantage. Certain competitors focus on integrated systems offered in new vehicles, which may be priced at a premium relative to mass-market vehicles.

By contrast, the Company’s SideCar product is being designed as a potential aftermarket solution intended for integration with existing vehicles equipped with electronic steering, braking, and throttle controls. For illustrative purposes only, the Company is evaluating compatibility with widely available mass-market vehicles, such as the Toyota and Honda; however, actual compatibility, pricing, regulatory approval, and commercial viability remain subject to further development and testing.

We believe this represents a significant market opportunity. Millions of vehicles may be potentially compatible with SideCar. Assuming a target manufacturer’s suggested retail price (“MSRP”) of $999, the Company estimates that its total addressable market could be in the multi-billion-dollar range; however, such estimates are subject to numerous assumptions and uncertainties. These figures are management estimates and have not been independently verified.

Vortex targets the approximately $8 billion video cloud storage market (based on publicly available industry estimates). Elements of Vortex functionality have already been integrated into the Company’s Wellcome™ and CloseView™ products, which incorporate internal vision processing capabilities rather than relying on separate network devices. Key competitors include Verkada, a private cloud-security platform that has publicly reported raising venture capital exceeding $700 million; Samsara (NYSE: IOT), a large public IoT platform; Axis Communications; Milestone Systems; and Avigilon, which develops enterprise video surveillance and analytics systems.

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Customer Base

Epilog’s early customer base consists primarily of consumer vehicle owners adopting the SideCar retrofit driver-assistance system, along with business customers adopting Aperis products. We would target these customers through direct to consumer sales, as well as through distributor relationships.

Vortex and CloseView are expected to see broad adoption among businesses and property owners that require long-term video archiving and advanced video analytics.

SideCar targets vehicles equipped with existing driver-assistance features, while Vortex serves businesses that need long-term video storage and bandwidth-efficient surveillance infrastructure.

Governmental/Regulatory Approval and Compliance

The Company operates under U.S. federal, state, and local laws and regulations, which are subject to change.

Property

On January 1, 2022, the Company entered a lease agreement for research and development space located at 155 Dubois Street, Suite D, Santa Cruz, CA 95060. The term of the lease is January 1, 2022 to December 31, 2023 at the rate of $2,697 per month for the period commencing January 1, 2022 and ending December 31, 2022, and at a rate of $2,777 per month for the period commencing January 1, 2023 and ending December 31, 2023.

The Company continued to occupy the 155 Dubois Street space for the year ended December 31, 2025 and paid $2,777 per month for a total of $33,324 in rent for the year ended December 31, 2025.

On December 15, 2025, the Company entered into a 48-month non-cancelable operating lease for approximately 1,200 square feet of second-floor research and development space located at 155 Dubois Street, Suite D, Santa Cruz, California. The lease commences January 1, 2026 and expires December 31, 2029. Fixed monthly base rent is $2,860 for 2026, escalating annually by 3% thereafter.

The Company also leased space in San Francisco, California from a related party who is both an officer and director of the Company on a month to month basis at a rate of $4,500 per month. The leased space is primarily used for office space. Due to the short term nature of the lease, the Company has elected to expense the monthly payments as incurred. The Company paid a total of $54,000 for the year ended December 31, 2025. The Company intends to continue on a month to month basis throughout 2026.

On August 7, 2025, the Company entered into a sublease agreement for approximately 2,400 rentable square feet of office and laboratory space located at 125 San Carlos Street, San Francisco, California. The lease commenced on September 1, 2025 at a fixed monthly rent of $6,500 and has a term of two (2) years, extending into 2027. The space is used for software development and prototyping. Refer to Note 7 — Leases for additional information regarding the operating lease right-of-use asset and lease liability recognized in connection with this lease.

Employees

The Company currently has 4 employees.

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ITEM 2. MANAGEMENT ANALYSIS AND DISCUSSION OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Annual Report. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in this Annual Report.

RESULTS OF OPERATIONS

Year Ended December 31, 2025, Compared to Year Ended December 31, 2024

For both the years ended December 31, 2025 and 2024, Epilog did not generate any revenues as it remained focused on business development activities.

The Company has continued its product commercialization activities during 2025, investing significantly in advertising and promotion to support market entry, while maintaining research and development at levels consistent with the prior year.

Total operating expenses were $945,140 for the year ended December 31, 2025, compared to $523,569 for the year ended December 31, 2024, an increase of $421,571 or approximately 81%. The largest driver was approximately $320,000 of higher Marketing and Investor Awareness expense, the substantial majority of which related to investor outreach activities undertaken in connection with the Company's ongoing Regulation Crowdfunding ("Reg CF") offering — including digital media campaigns, and other promotional outreach to prospective investors. As described in Note 2 — Significant Accounting Policies, costs of this nature that cannot be directly attributed to a specific equity offering are expensed as incurred. Other operating expenses increased approximately $106,000, driven primarily by occupancy and professional fees (see Components of Other Operating Expenses below), and general and administrative expense increased approximately $39,000. These increases were partially offset by approximately $28,000 of lower depreciation and amortization and $10,000 of lower payroll and benefits expense.

Components of Other Operating Expenses

	2025	2024	$ Change	% Change
Auto and travel	$28,299	$18,980	$9,319	49.1%
Insurance	11,949	10,280	1,669	16.2%
Occupancy and facility	136,762	99,935	36,827	36.9%
Professional fees	75,529	17,742	57,787	325.7%
Total Other Operating Expenses	$252,539	$146,937	$105,602	71.9%

As a result of the foregoing, the Company generated a net loss of $945,765 for the year ended December 31, 2025 compared to $531,267 for the year ended December 31, 2024.

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LIQUIDITY AND FINANCIAL CONDITION

	December 31, 2025	December 31, 2024
WORKING CAPITAL
Current assets	$1,465,360	$25,454
Current liabilities	$632,388	$549,611
Working capital (deficit)	$832,972	$(524,157)

	For the year ended
	December 31, 2025	December 31, 2024
CASH FLOWS
Cash flow used by operating activities	$(940,247)	$(314,025)
Cash flow used by investing activities	(17,799)	(3,042)
Cash flow provided by financing activities	2,395,202	172,912
Net increase (decrease) in cash during year	$1,437,156	$(144,155)

Historically, the Company has financed its operations through the sale of securities to investors. As the Company transitions to delivering products to customers, traditional lines of credit and inventory financing are expected to be secured as needed. The Company maintains a relatively low overhead. Most Company employees continue to receive a significant part of their compensation as equity payments to conserve cash for research & development, product development, and new fundraising activities.

On December 31, 2025, the Company’s cash on hand was $1,458,110, with total assets of $2,033,716. Comparatively, for the year ended December 31, 2024, the Company’s cash on hand was $20,954, with total assets of $352,584. During the year ended December 31, 2025 the Company had a net increase in cash of $1,437,156, driven primarily by $2,395,202 of net proceeds from financing activities, partially offset by $940,247 of cash used in operating activities and $17,799 used in investing activities.

For the years ended December 31, 2025 and December 31, 2024, the Company had total liabilities of $781,306 and $549,611, respectively. The largest component of Company liabilities is shareholder advances, which were previously used to assist with the costs of operations, and lease liabilities for its Dubois and San Carlos locations. On December 31, 2025 and December 31, 2024, the amount of advances outstanding was $227,525 and $227,525, respectively.

The Company has recorded losses since inception and, as of December 31, 2025, had an accumulated deficit of $5,761,555 compared to an accumulated deficit of $4,815,790 as of December 31, 2024.

The Company plans to continue additional fundraising through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent additional capital, the Company may be forced to significantly reduce expenses and could become insolvent.

Commercialization Status

The Company is currently in an early commercialization phase. SideCar has entered limited market availability, with initial units deployed to support validation, user feedback, and operational scaling. The Company continues to refine product design, installation processes, and distribution channels as it prepares for broader commercial rollout.

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Recent Offerings of Securities and Outstanding Debt

During the year ended December 31, 2022, the Company issued 1,090,572 shares of common stock in connection with its Regulation Crowdfunding (“Reg CF”) offering. Total gross proceeds attributed to these shares were $898,022, of which $99,589 related to the collection of subscriptions receivable outstanding at the beginning of the year. The Company incurred $132,300 in offering costs associated with this issuance, resulting in net 2022 cash proceeds of $666,133.

For the year ended December 31, 2023, the Company issued a total of 352,672 shares of its common stock in conjunction with its Reg CF securities offering for $397,703, net of issuance costs of $58,795. On December 31, 2023, the Company issued a total of 9,674 shares of its common stock to StartEngine for service provided in administering the Reg CF.

For the year ended December 31, 2024, the Company issued 269,444 shares of its common stock in conjunction with its Reg CF securities offering for $172,912, net of issuance costs of $110,976.

For the year ended December 31, 2025, the Company issued a total of 6,051,745 shares of its common stock in conjunction with its Reg CF securities offering for $2,395,202, net of issuance costs of $334,241.

As of December 31, 2025 and 2024, the Company had outstanding stock subscriptions receivables of $217,885 and $42,347, respectively.

Subsequent to December 31, 2025, the Company issued 2,046,347 shares of its common stock in conjunction with its Reg CF securities offering for gross proceeds of $1,044,913.

Going Concern and Management's Plan

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of December 31, 2025, the Company had an accumulated deficit of $5,761,555 and, for the year then ended, incurred a net loss of $945,765 and used $940,247 of cash in operating activities. While the Company had positive working capital of $832,972 at December 31, 2025 following its recent equity financing activities, continuing losses, ongoing cash used in operating activities, and the Company's dependence on external financing to fund operations raise substantial doubt about the Company's ability to continue as a going concern within one year of the date these financial statements are issued. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

At December 31, 2025, the Company had $1,458,110 of cash and cash equivalents. Cash used in operating activities during 2025 averaged approximately $78,000 per month.  Subsequent to December 31, 2025, the Company also received an additional $1,044,913 of gross proceeds through the continuation of its Regulation Crowdfunding ("Reg CF") offering (see Note 10 — Subsequent Events).   Before consideration of any further capital raised during 2026, revenue generated from commencement of product sales, or additional expenses used towards business development activities, management is optimistic sufficient working capital shall be available to further its objectives.

Management's plan to address the going-concern uncertainty focuses on three priorities for 2026: (i) continued capital formation through exempt offerings of securities and through such other capital sources as may become available; (ii) commencement of commercial product activity, with limited market availability of SideCar having begun in early 2026 (19 units installed through May 6, 2026) and the launch of the updated Vortex platform anticipated in the second half of 2026; and (iii) maintenance of the Company's low-overhead operating model, including the continued use of equity-based compensation in lieu of cash for certain personnel and the deferral of non-essential discretionary spend.

Trend Information

•	Market data suggest both young and older consumers have a preference towards driving less or not at all, SideCar directly addresses these preferences.

•

Wellcome was designed by the Company as a digital health assistance system in response to COVID-19, declared ended by the US government in September 2022. We expect to see a long-term need for remote health monitoring with the increasing frequency of pandemics in the 21st century.

•

CloseView assists with reducing the laborious task of managing people and vehicles in large spaces. The Company believes that the need for more efficiently managing people and vehicles in large spaces is a trend that will continue to grow. With shifting priorities (to SideCar). We expect development on CloseView will be completed in 2026.

•

Vortex is an AI powered video system enabling year long archival at reasonable cost, addressing liability and compliance gaps where typical systems retain only 6 to 12 weeks. It integrates with existing IP cameras, over a billion installed worldwide, and offers cloud and local storage and AI analytics, with recurring revenue across commercial, retail, and industrial markets. https://www.marketreportsworld.com/market-reports/cctv-cameras-market-14721988

Specifically, the Company believes the following consumer trends contribute to the successful launch of SideCar, CloseView, and Wellcome:

•	Businesses prefer to assign repetitive tasks to machines; this saves labor costs, improves efficiency and consistency.

•	Increasing trends of urbanization mean extended commute times and traffic jams; all this favors driver assistance systems (self-driving) in the long term.

•	According to kbb.com the estimated average transaction price for a light vehicle in the US was $37,876 in February 2020, an increase of 30% compared to 2010.

•	Advanced driving features are increasingly being bundled with electric cars. Not everyone wants an electric car, and most everyone stuck in traffic jams could use driver assistance.

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The Company is also paying close attention to the availability of hardware required for production of its products. Globally, demand for AI hardware has risen exponentially. Along with general increases in prices for that hardware, those manufacturers will prioritize larger orders which will increase the time and expense required for the Company to obtain certain components to manufacture its products.

Off Balance Sheet Arrangements

The Company has no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to its stockholders.

ITEM 3. DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers are as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Full Time/Part Time
Executive Officers
Michael Mojaver	Co-Founder/ Chairman/CEO/Director /Treasurer	63	June 28, 2010, until Present	Full Time
Lance Mojaver	Co-Founder/CTO/Director	31	June 1, 2015, until Present	Full Time
Marc Munford	Business Development/Secretary	63	Secretary, September 16, 2020, until present	Full Time
Kelly Stopher	CFO	63	October 20, 2025 until Present	Full Time
Board of Directors
Michael Mojaver	Director	63	January 1, 2015, until Present
Lance Mojaver	Director	31	June 1, 2015 until Present
Rony Greenberg	Director	65	September 16, 2020, until present

Michael Mojaver: Co-Founder, CEO, Treasurer and Director

Michael Mojaver is currently Epilog’s Chief Executive Officer. He has served in that position from June 2010 to the present date. Michael’s background is in starting, funding and leading technology companies in the United States and internationally. Michael has studied and worked at UC San Diego, Cornell University from 1989-1996, Fermilab and CERN (Switzerland). Michael’s first venture in 1996 was a microchip design company for vision products. Michael’s primary area of interest and continuing research is Neural Networks, AI, AR/VR. Prior to founding Epilog, he was the CEO of GIG from 2008 until 2010. Michael holds a BS in engineering and physics from University of California San Diego, obtained in 1989. Michael serves as Chairman of the Board of Directors for Epilog.

Lance Mojaver: Co-founder, CTO and Director

Lance Mojaver is currently Epilog’s Chief Technology Officer. He has served in that position from January 2015 to the present date. Lance is the principal architect and developer for device, client, and server software at Epilog. He has more than six years of experience in real-time video software, creating vision systems from initial hardware design to user-facing product. Lance is passionate about creating cutting-edge vision solutions for robotic and consumer use cases.

Marc Munford: Business development and Director

Marc Munford is Epilog’s Consumer OEM Market Channel Development. He has served in that position since 2017. Marc comes to Epilog from an extensive career in Silicon Valley startups. Previously, Marc was co-founder of NetDrive — the first Internet personal storage service (before it was called Cloud) from 1999 to 2000. Marc has built and run sales and business development for early-stage companies such as Visto/Good Technology from 2000 to 2004, Funambol from 2005 to 2012, Germain Software from 2013 to 2014, Treasure Data from 2015 to 2017, and Wollongong/Attachmate from 1995 to 1996. Marc learned to evangelize breakthrough technology when he was a software engineer early in his career working for Steve Jobs at NeXT. Marc’s younger days in football also brings Epilog connections to major sports franchise leagues.

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Kelly J. Stopher, CPA, CFO

Mr. Stopher has 35 years of experience in accounting and finance. Mr. Stopher is the Managing Partner of Palouse Advisory Partners, LLC, providing Chief Financial Officer (“CFO”) services to clients. Mr. Stopher has developed strategies to implement financial management systems, internal control policies and procedures, financial reporting and modeling for numerous small-cap companies. Mr. Stopher was appointed Chief Financial Officer of Epilog Imaging Systems, Inc. effective October 19, 2025. Prior to his appointment, Mr. Stopher provided CFO services to Epilog through Palouse Advisory Partners, LLC beginning in November 2021 to November 2022. Mr. Stopher was appointed Chief Financial Officer of Star Gold Corp. on October 20, 2010 and served through September 9, 2025. Mr. Stopher was previously also CFO for United States Antimony Corporation. Mr. Stopher holds a Bachelor’s degree from Washington State University in Business Administration – Accounting. He started his career in public accounting with Langlow Tolles & Company, PS, a regional CPA firm based in Tacoma, WA and has worked in various accounting and finance positions of leadership including startups, reorganizations and mature companies. Mr. Stopher is also a Certified Financial Modeling Valuation Analyst.

Rony Greenberg, Director

Rony Greenberg is currently a member of the board of directors of Epilog. He was appointed in September 2020. From 2011 until present, Rony has been the Vice President of business development at eyeSight Technologies. In addition, Rony was formerly the director of Intel Capital from 2000 to 2001. Rony is a business leader with a consistent track record of delivering dramatically increased revenues, gross margin and profits. He is also experienced at efficiently orchestrating and navigating complex organizations with cross functional teams located worldwide. Rony graduated from Tel Aviv University in 1990.

Family Relationships

Michael Mojaver and Lance Mojaver are family members.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•	Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•	Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

13

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the year ended December 31, 2025, Epilog paid the following annualized salaries to its executive officers:

Name	Year	Capacities in which compensation was received	Cash Compensation ($)	Other compensation (shares)	Total compensation ($) *
Michael Mojaver	2025	Salary	$-	1,000,000 shares	$-
	2024	Salary	$-	500,000 shares	$-

Lance Mojaver	2025	Salary	$23,000	800,000 shares	$23,000
	2024	Salary	$61,010	400,000 shares	$61,010

Kelly Stopher	2025	Salary	$20,000	25,000 shares	$20,000

Marc Munford	2025	No salary	$-	200,000 shares	$-
	2024	No salary	$-	200,000 shares	$-

Rony Greenberg	2025	No salary	$-	150,000 shares	$-
	2024	No salary	$-	150,000 shares	$-

* Share-based compensation reflects shares allocated under the Company's annual share allocation plan, which was approved by the Board on September 14, 2020. As described in Note 9 to the consolidated financial statements, the issuance of these shares is subject to the formal adoption and approval of an equity share award plan. As of December 31, 2025, the Company had not approved a formal plan; therefore, no grant date has been established, no shares have been issued, and no compensation expense has been recognized. Accordingly, no dollar value is reflected in the "Total compensation" column for share allocations.

For the fiscal year ended December 31, 2025, the Company allocated its directors and executive officers as a group 2,175,000 shares. As of December 31, 2025, these shares have been allocated to the applicable directors and executives, however, the shares have not yet been issued to them.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The following table displays, as of December 31, 2025 the voting securities beneficially owned by (1) any individual director or officer who beneficially owns more than 10% of any class of the Company’s capital stock, (2) all executive officers and directors as a group and (3) any other holder who beneficially owns more than 10% of any class of the Company’s capital stock:

Beneficial owner	Title of class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class (2)	Percent of voting power
Michael Mojaver	Common Stock	Michael Mojaver	20,000,000	--	50.8%	50.8%
Lance Mojaver	Common Stock	Lance Mojaver	3,445,730	--	8.7%	8.7%
Marc Munford	Common Stock	Marc Munford	246,124		0.6%	0.6%
Rony Greenberg	Common Stock	Rony Greenberg	123,062		0.3%	0.3%

(1)	Unless otherwise noted, all address are C/O Epilog Imaging Systems, Inc., 333 W. San Carlos St., San Jose, CA 95110.
(2)

The column “Percent of Class” includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described within the section entitled Executive Compensation of this circular, the Company had the following transactions with “Related Persons,” as that term is defined in item 404 of Regulation SK, which includes, but is not limited to:

•	any of our directors or officers;

•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of Subordinate Shares; or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

During the year ended December 31, 2020, the Chief Executive Officer, Director and largest shareholder of the Company advanced funds for operations. As of December 31, 2025, and December 31, 2024, the amount of advance outstanding was $227,525 and is recorded under Shareholder advance on the consolidated balance sheets. These advances accrue interest at the minimum federal statutory rate. The accrued interest balance on December 31, 2025, and December 31, 2024, was $108,026 and $105,748, respectively. Interest expense, related party for the years ended December 31, 2025 and 2024, was $2,278 and $2,277, respectively.

The Company leased office and warehouse space from a related party officer of the Company. For the years ended December 31, 2025 and 2024, the Company recognized lease costs of $54,000 and $58,000, respectively, which is included within “Other operating expenses” on the consolidated statements of operations.

Payables to the officers of the Company for liabilities in the course of business, as of December 31, 2025, and December 31, 2024, amounted to $24,757 and $24,757, respectively, and is included in “Due to related parties” on the balance sheets.

ITEM 6. OTHER INFORMATION

None.

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ITEM 7. FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Epilog Imaging Systems, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Epilog Imaging Systems, Inc. (“the Company”) as of December 31, 2025 and 2024, and the related consolidated statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has limited working capital and an accumulated deficit. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Assure CPA, LLC/

We have served as the Company’s auditor since 2025.

Spokane, Washington

May 6, 2026

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EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,458,110	$20,954
Other current assets	7,250	4,500
TOTAL CURRENT ASSETS	1,465,360	25,454
PROPERTY AND EQUIPMENT, NET (NOTE 3)	70,721	62,855
OPERATING LEASE RIGHT OF USE ASSET (NOTE 7)	246,751	-
SECURITY DEPOSIT	15,170	2,170
INTANGIBLE ASSETS, NET (NOTE 4)	235,714	262,105

TOTAL ASSETS	$2,033,716	$352,584

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$130,386	$166,786
Accrued liabilities	43,861	24,795
Accrued interest payable to shareholder (NOTE 6)	108,026	105,748
Due to related parties (NOTE 6)	24,757	24,757
Current portion of operating lease liabilities (NOTE 7)	97,833	-
Shareholder advance (NOTE 6)	227,525	227,525
TOTAL CURRENT LIABILITIES	632,388	549,611
Operating lease liabilities, net of current portion (NOTE 7)	148,918	-

TOTAL LIABILITIES	781,306	549,611

COMMITMENTS AND CONTINGENCIES (NOTES 8 and 9)	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock, $0.0001 par value, authorized 5,000,000 shares; none issued and outstanding	-	-
Common Stock, $0.0001 par value, authorized 50,000,000 shares; 39,384,539 and 33,332,794 shares issued and outstanding as of December 31, 2025 and 2024, respectively	3,938	3,333
Additional paid-in capital	7,227,912	4,657,777
Subscriptions receivables	(217,885)	(42,347)
Accumulated deficit	(5,761,555)	(4,815,790)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,252,410	(197,027)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,033,716	$352,584

The accompanying notes are an integral part of these consolidated financial statements.

17

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	December 31, 2025	December 31, 2024

OPERATING EXPENSE
General and administrative	$85,569	$46,598
Marketing and investor awareness	433,251	113,693
Payroll and benefits	67,017	76,783
Research and development	70,440	70,163
Depreciation and amortization	45,152	73,538
Other operating expenses	252,539	146,937
Gain on sale of equipment	(8,828)	(4,143)
TOTAL OPERATING EXPENSES	945,140	523,569
LOSS FROM OPERATIONS	(945,140)	(523,569)
OTHER INCOME (EXPENSE)
Interest expense	(6,932)	(8,226)
Other income	6,307	528
TOTAL OTHER INCOME (EXPENSE)	(625)	(7,698)
NET LOSS BEFORE INCOME TAXES	(945,765)	(531,267)
Provision (benefit) for income tax	-	-
NET LOSS	$(945,765)	$(531,267)
Basic and diluted loss per share	$(0.03)	$(0.02)
Basic and diluted weighted average number shares	35,406,186	33,206,402

The accompanying notes are an integral part of these consolidated financial statements.

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EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the years ended December 31, 2025 and 2024

	Common stock					Total
	Shares Issued	Par Value $0.0001 per share	Additional Paid-in Capital	Subscription Receivables	Accumulated Deficit	Stockholders’ Equity (Deficit)

BALANCE, December 31, 2023	33,063,350	$3,306	$4,468,428	$(25,883)	$(4,284,523)	$161,328
Shares issued for cash	269,444	27	300,325	(16,464)	-	283,888
Share issuance costs	-	-	(110,976)	-	-	(110,976)
Net loss	-	-	-	-	(531,267)	(531,267)
BALANCE, December 31, 2024	33,332,794	$3,333	$4,657,777	$(42,347)	$(4,815,790)	$(197,027)
Shares issued for cash	6,051,745	605	2,904,376	(175,538)	-	2,729,443
Share issuance costs	-	-	(334,241)	-	-	(334,241)
Net loss	-	-	-	-	(945,765)	(945,765)
BALANCE, December 31, 2025	39,384,539	$3,938	$7,227,912	$(217,885)	$(5,761,555)	$1,252,410

The accompanying notes are an integral part of these consolidated financial statements.

19

EPILOG IMAGING SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	December 31, 2025	December 31, 2024
OPERATING ACTIVITIES:
Net loss	$(945,765)	$(531,267)
Adjustments to reconcile net loss to net cash used by operating activities
Amortization of intangible assets	32,903	43,622
Depreciation of property and equipment	12,249	29,916
Gain on sale of equipment	(8,828)	(4,143)
Changes in operating assets and liabilities:
Other current assets	(2,750)	11,715
Security deposit	(13,000)	2,170
Accounts payable	(36,400)	129,361
Accrued liabilities	19,066	(6,982)
Accrued interest payable to shareholder	2,278	2,277
Due to related parties	-	9,306
Net cash used by operating activities	(940,247)	(314,025)
INVESTING ACTIVITIES:
Purchase of intangible assets	(6,512)	(28,042)
Purchase of property and equipment	(54,287)	-
Proceeds from sale of property and equipment	43,000	25,000
Net cash used by investing activities	(17,799)	(3,042)
FINANCING ACTIVITIES:
Proceeds from sale of common stock, net of issuance costs	2,395,202	172,912
Net cash provided by financing activities	2,395,202	172,912
Net increase (decrease) in cash and cash equivalents	1,437,156	(144,155)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	20,954	165,109

CASH AND CASH EQUIVALENTS AT END OF YEAR	$1,458,110	$20,954

NON-CASH INVESTING AND FINANCING ACTIVITES:
Right of use assets obtain in exchange for new operating lease liabilities	$269,493	$-

The accompanying notes are an integral part of these consolidated financial statements.

20

EPILOG IMAGING SYSTEMS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2025 and 2024

NOTE 1 – NATURE OF OPERATIONS

Epilog Imaging Systems, Inc. was incorporated on June 28, 2010, in the state of Delaware. The Company's headquarters are located in San Jose, California.

Epilog was founded with the goal of using robotics and computer vision to help humans with repetitive/robotic tasks. Specifically, the Company develops artificial intelligence (“AI”) vision products related to automobiles, self-driving, and the transportation industry. The Company is seeking to bring human quality, AI based vision driver assistance technology to millions of cars already on the road today (mobile solution) as well as queue management system for monitoring the flow of people and vehicles (stationary solution). The Company’s products offer exceptionally high image quality AI in compact and cost-efficient devices, best suited to monitoring large spaces, for example, highways, transportation hubs, parking lots and arenas.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP” and “US GAAP”).

Basis of Consolidation

These consolidated financial statements include the results of Epilog Imaging Systems, Inc and its wholly owned subsidiary Aperis AI. All intercompany transactions, balances, and expenses have been eliminated.

Going Concern

As shown in the accompanying financial statements, the Company has incurred operating losses since inception. As of December 31, 2025, the Company has an accumulated deficit of $5,761,555 and, for the year then ended, incurred a net loss of $945,765 and used $940,247 of cash in operating activities. While the Company had positive working capital of $832,972 at December 31, 2025 following its recent equity financing activities, continuing losses and ongoing cash used by operating activities, together with the Company’s dependence on external financing to fund operations, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Achievement of the Company’s objectives will be dependent upon the ability to obtain additional financing and generate revenue from current and planned business operations, and control costs. The Company plans to fund its future operations by obtaining additional financing from investors and/or lenders.

Use of Estimates

The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the dates of the financial statements, and the reported amounts of expenses during the reporting period. Significant areas requiring the use of management assumptions and estimates relate to depreciable lives of property and equipment, amortization lives of intangible assets, and long-lived asset impairments. Actual results could differ from these estimates and assumptions and could have a material effect on the Company’s reported financial position and results of operations.

21

Reclassifications

Certain reclassifications have been made to conform the amounts presented in the December 31, 2024 financial statements to the current presentation. These reclassifications have no effect on the results of operations, stockholders’ equity and cash flows as previously reported.

Risks and Uncertainties

As of December 31, 2025, the Company has not commenced full scale operations. The Company’s activities since inception have consisted of service and business development. Once the Company commences its planned full‐scale operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s plans or failing to profitably operate the business; recessions, downturns, changes in local competition or market conditions; governmental policy changes; or a host of other factors beyond the Company’s control. Any of these adverse conditions could negatively impact the Company’s financial position.

Cash and Cash Equivalents

The Company maintains the majority of its cash accounts at a commercial bank. The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. No losses have been recognized related to the amount in excess of FDIC limit. The total cash balance is insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000 per commercial bank, at times the Company may exceed the FDIC limits.

Property and Equipment

Equipment is stated at cost. Significant improvements are capitalized. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized on a straight-line basis over either the useful life of the improvement or the remainder of the related lease term, whichever is shorter. Maintenance and repairs are charged to operations as incurred. Gains or losses on disposition or retirement of property and equipment are recognized in the year of disposal as operating expenses.

Estimated useful lives for property and equipment are as follows:

Category	Useful life
Furniture and equipment	7 years
Vehicles	5 years
Warehouse equipment	5 years
Building improvements	5 years

Impairment of long-lived assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. If events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable, the Company compares the carrying amount of the asset group to future undiscounted net cash flows, excluding interest costs, expected to be generated by the asset group and their ultimate disposition. If the sum of the undiscounted cash flows is less than the carrying value, the impairment to be recognized is measured by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

Advertising costs

The Company's advertising costs are expensed as incurred. During the years ended December 31, 2025 and December 31, 2024, the Company recognized $133,636 and $59,518, respectively in advertising costs, which are included within “Marketing and Investor Awareness” on the consolidated statements of operations.

Intangibles

Intangible assets purchased or developed by the Company are recorded at cost. Intangible assets, consisting of patents, trademarks, and website, are recognized when it is probable that the expected future economic benefits attributable to the asset will flow to the Company. Intangible assets are initially measured at cost, which includes expenditures directly attributable to preparing the asset for its intended use (e.g., legal fees, registration fees). Patents, trademarks, and website are considered to have finite useful lives and are subject to systematic amortization. Amortization is calculated using the straight-line method over the estimated useful lives of the respective assets. The estimated useful life is determined based on legal, regulatory, or contractual provisions, or other factors that limit the asset's period of benefit. For patents, trademarks, and websites under development or awaiting issuance, no amortization is recognized until the patent or trademark is legally issued, registered, or placed in service and ready for use. Costs incurred prior to this point are capitalized as part of the asset's cost.

22

Estimated useful lives for intangibles are as follows:

Category	Useful life
Website	5 years
Trademark	10 years
Patent	10-17 years

Fair Value Measurements

When required to measure assets or liabilities at fair value, the Company uses a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used. The Company determines the level within the fair value hierarchy in which the fair value measurements in their entirety fall. The categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Level 1 uses quoted prices in active markets for identical assets or liabilities, Level 2 uses significant other observable inputs, and Level 3 uses significant unobservable inputs. The amount of the total gains or losses for the period are included in earnings that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date.

At December 31, 2025 and 2024, the Company had no assets or liabilities accounted for at fair value on a recurring basis.

Contingencies

In determining accruals and disclosures with respect to loss contingencies, the Company evaluates such accruals and contingencies for each reporting period. Estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be incurred, and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Earnings per share

Basic Earnings Per Share (“EPS”) is computed as net income (loss) available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur from common shares issuable through stock options and warrants.

For the years ended December 31, 2025 and 2024, respectively, the Company has no such dilutive instruments.

Research and Development

Research and development ("R&D") costs are expensed as incurred. R&D expenses consist primarily of personnel-related costs as well as third-party consulting fees, laboratory supplies, and allocated overhead.

The Company’s R&D activities currently focus on the design and testing. Costs associated with the development of prototypes and the establishment of technological feasibility are expensed until the criteria for capitalization—such as reaching the application development stage for software—are met. To date, no R&D costs have been capitalized.

23

Share-Based Compensation

All transactions in which goods or services are received for the issuance of shares of the Company’s common stock are accounted for based on the fair value of the common stock issued, which is typically based on the most recent equivalent price per share sold for cash.

Segment reporting

The Company operates as a single operating segment associated with the research and development of various products. All financial information is presented on a consolidated basis and reviewed by the Company’s Chairman of the Board as the Chief Operating Decision Maker (CODM). The CODM uses net loss, as presented in the consolidated  statement of operations, to assess segment performance and allocate resources. The measure of segment assets is reported on the consolidated balance sheet as total assets.

Income Taxes

The Company accounts for income taxes using the liability method. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of (i) temporary differences between financial statement carrying amounts of assets and liabilities and their basis for tax purposes and (ii) operating loss and tax credit carryforwards for tax purposes. Deferred tax assets are reduced by a valuation allowance when management concludes that it is more likely than not that a portion of the deferred tax assets will not be realized in a future period.

The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

Equity Issuance Costs

Direct costs incurred in connection with the issuance of the Company’s equity securities are deferred until the completion of the offering. Such costs primarily consist of legal, accounting, printing, and underwriting fees. Upon the successful completion of an equity offering, these costs are recorded as a reduction of Additional Paid-in Capital (APIC) within the Consolidated Balance Sheets. Costs related to abandoned offerings are expensed to operations in the period the abandonment occurs.

Costs associated with general investor awareness activities, including roadshows, investor conferences, promotional materials, and other outreach to prospective investors that cannot be directly attributed to a specific equity offering, are expensed as incurred and included in Marketing and Investor Awareness within the Consolidated Statements of Operations.

New Accounting Pronouncements

Accounting Standards Updates Adopted

In December 2023, the FASB issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvement to Income Tax Disclosures, amending income tax disclosure requirements for the effective tax rate reconciliation and income taxes paid. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024. The Company adopted the new standard effective December 31, 2025 retrospectively for all periods presented. The new standard did not impact our financial statements.

Accounting Standards Updates Issued but not yet adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, which requires disclosure about the types of costs and expenses included in certain expense captions presented on the income statement. The new disclosure requirements are effective for the Company's annual periods for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027, with early adoption permitted, and may be applied either prospectively or retrospectively. The Company is currently evaluating the ASU to determine the impact on its financial statements and disclosures.

24

Accounting standards that have been issued or proposed by the Financial Accounting Standards Board ("FASB") that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption. The Company does not discuss recent pronouncements that are not anticipated to have an impact on or are unrelated to its financial condition, results of operations, cash flows or disclosures.

NOTE 3 – PROPERTY AND EQUIPMENT

The following is a summary of the Company’s property and equipment at December 31, 2025 and December 31, 2024.

	December 31, 2025	December 31, 2024
Furniture and equipment	$92,611	$92,611
Vehicles	81,229	104,725
Warehouse equipment	9,902	9,902
Building improvements	5,000	5,000
Property and equipment, at cost	188,742	212,238
Accumulated depreciation	(118,021)	(149,383)
TOTAL PROPERTY AND EQUIPMENT	$70,721	$62,855

During the year ended December 31, 2025, the Company sold two vehicles to a related party who is both an officer and director of the Company Board of Directors  with an original cost of $77,783 and accumulated depreciation of $43,611, for cash proceeds of $43,000, resulting in a gain on sale of $8,828 recognized within operating expenses on the consolidated statements of operations. The Company also acquired an additional vehicle for $54,287 during 2025

Depreciation expense for property and equipment for the years ended December 31, 2025 and 2024, were in the amount of $12,249 and $29,916, respectively.

NOTE 4 – INTANGIBLE ASSETS

The following is a summary of the Company’s intangible assets at December 31, 2025 and December 31, 2024

	December 31, 2025	December 31, 2024
Website	$10,000	$10,000
Trademarks issued	17,395	17,395
Patents issued	295,318	314,329
Intangible assets, at cost	322,713	341,724
Accumulated amortization	(99,918)	(205,450)
	222,795	136,274
Trademarks pending	12,919	9,805
Patents pending	-	116,026
TOTAL INTANGIBLE ASSETS	$235,714	$262,105

Amortization expenses for intangible assets for the fiscal years ended December 31, 2025, and December 31, 2024, were $32,903 and $43,622, respectively.

Estimated amortization expense for the years subsequent to December 31, 2025 is as follows:

Year ending
December 31, 2026	$21,324
December 31, 2027	21,009
December 31, 2028	20,981
December 31, 2029	20,981
Thereafter	138,500
TOTAL	$222,795

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NOTE 5 – INCOME TAXES

No benefit (provision) has been recognized for the years ended December 31, 2025 and 2024 due to continued operating losses incurred by the Company.

A reconciliation between the statutory federal income tax rate and the Company’s tax provision (benefit) is as follows:

	December 31, 2025		December 31, 2024
Income tax benefit computed using the statutory rate	$(198,611)	(21.0)%	$(111,566)	(21.0)%
California state income tax, net of federal income tax effect	-	-%	-	-%
Valuation allowance	197,473	20.9%	96,737	18.2%
Nondeductible item: meal and entertainment expense	1,138	0.1%	14,829	2.8%
TOTAL INCOME TAX PROVISION (BENEFIT)	$-	-	$-	-

The state income tax category is primarily driven by California state taxes and includes the impact of a full valuation allowance.

The significant components of the Company’s net deferred tax assets are as follows:

	December 31, 2025	December 31, 2024

Net operating loss carryforward	$1,595,583	$1,328,401
Property and equipment	(19,791)	(15,774)
	1,575,792	1,312,627
Valuation allowance	(1,575,792)	(1,312,627)
NET DEFERRED TAX ASSETS	$-	$-

Deferred income taxes arise from timing differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. A deferred tax asset valuation allowance is recorded when it is more likely than not that deferred tax assets will not be realized. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax assets, a valuation allowance equal to 100% of the deferred tax assets has been recorded at December 31, 2025 and 2024.

At December 31, 2025, the Company had federal and state net operating loss carry forwards of approximately $5,600,000. Utilization of some of the federal and state NOL carryforwards to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the carryforwards. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will continue indefinitely. State net operating loss carryforward expires in 2040 to 2044.

The Company has evaluated all tax positions for open years and has concluded that they have no material unrecognized tax benefits or penalties. It is not anticipated that unrecognized tax benefits would significantly increase or decrease within 12 months of the reporting date. The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and penalties within operating expenses. The Company’s federal income tax returns for fiscal years 2023 through 2025 remain open and subject to examination. Tax attributes from prior years can be adjusted during an IRS audit.

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NOTE 6 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2020, the Chief Executive Officer, Director and largest shareholder of the Company advanced funds for operations. As of December 31, 2025, and December 31, 2024, the amount of advance outstanding was $227,525 and is recorded under Shareholder advance on the consolidated balance sheets. These advances accrue interest at the minimum federal statutory rate. The accrued interest balance on December 31, 2025, and December 31, 2024, was $108,026 and $105,748, respectively. Interest expense, related party for the years ended December 31, 2025 and 2024, was $2,278 and $2,277, respectively.

The Company leased office and warehouse space from a related party who is both an officer and director of the Company Board of Directors. For the years ended December 31, 2025 and 2024, the Company recognized lease costs of $54,000 and $58,000, respectively, which is included within “Other operating expenses” on the consolidated statements of operations.

Payables to the officers of the Company for liabilities in the course of business, as of December 31, 2025, and December 31, 2024, amounted to $24,757 and $24,757, respectively, and is included in “Due to related parties” on the consolidated balance sheets.

NOTE 7 – LEASES

San Carlos Operating Lease

The Company leases approximately 2,400 rentable square feet of office and laboratory space in San Francisco, California, used for software development and prototyping (the “San Carlos lease”). The San Carlos lease was executed on August 7, 2025 under a sublease agreement with a third-party sublessor. The San Carlos lease commenced on September 1, 2025 and has a non-cancelable term of 24 months, expiring on August 31, 2027. The Company’s right to use the leased space is subordinate to the sublessor’s interest under a master lease with the underlying landlord, which extends through February 28, 2028.

The lease provides for fixed monthly rent of $6,500 payable in advance on the first day of each month, with no rent escalations for a total payment of $156,000 over the life of the lease. The Company utilized a discount rate of 7.5% which approximates the Company’s incremental borrowing rate as the implicit rate in the lease was not readily available. The Company does not have a renewal option, a purchase option, or any residual value guarantee under the lease. The 1-year extension option held by the sublessor under the master lease is personal to the sublessor and cannot be exercised by the Company. The Company is required to pay utilities and other operating costs of the premises directly to third parties; these payments are not included in lease consideration. The Company recorded a right of use asset at the inception of the San Carlos lease in the amount of $145,349.

During the year ended December 31, 2025, the Company recognized $26,000 of lease expense related to this lease in “Other operating expenses” in the Consolidated Statements of Operations. Cash paid for this lease was $22,741, all of which was classified within operating cash flows. The Company made a security deposit payment of $13,000 at the inception of the lease. There were no payments made or expense recorded for this lease in 2024.

Dubois Operating Lease

The Company leases its principal office and research-and-development facility under a single non-cancelable operating lease for approximately 1,200 square feet of second-floor space at 155 Dubois Street, Suite D, Santa Cruz, California. The lease was executed on December 15, 2025. The lease term began January 1, 2026 and expires December 31, 2029. The lease provides for fixed monthly rent that escalates annually at approximately 3.0% and contains no renewal option, no purchase option, no residual value guarantee, and no variable lease payments tied to an index or rate. The Company is responsible for its own utilities, interior maintenance, and tenant improvements; common area maintenance, building insurance, and real estate taxes are paid by the Landlord.

The lease provides for fixed monthly rent of $2,860 payable in advance on the first day of each month, with annual escalations for a total payment of $143,579 over the life of the lease. The Company utilized a discount rate of 7.5% which approximates the Company’s incremental borrowing rate as the implicit rate in the lease was not readily available. The Company recorded a right of use asset at the inception of the Dubois lease in the amount of $124,144.

There were no payments made or expense recorded for this lease during the years ended December 31, 2025 nor December 31, 2024.

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The following table summarizes expense and cash payments for operating leases during the year ended December 31, 2025:

	San Carlos lease	Dubois lease	Total for year ended December 31, 2025
Operating lease expense	$26,000	$-	$26,000
Cash paid for operating lease liability	22,741	-	22,741
Cash paid for security deposit	13,000	-	13,000

The following table contains the weighted average remaining lease term and discount rate for operating leases as of December 31, 2025:

	San Carlos lease	Dubois lease	As of December 31, 2025
Weighted average remaining lease term (years)	1.67	4.00	2.84
Weighted average discount rate	7.5%	7.5%	7.5%

The future minimum lease payments under non-cancelable operating leases as of December 31, 2025, reconciled to the present value of operating lease liabilities recognized on the balance sheet, were as follows:

Year ending December 31,	San Carlos lease	Dubois lease	Total for year ended December 31, 2025
2026	$78,000	$34,320	$112,320
2027	52,000	35,352	87,352
2028	-	36,408	36,408
2029	-	37,499	37,499
Thereafter	-	-	-
Total operating lease payments	130,000	143,579	273,579
Less: discount on lease liability	(7,392)	(19,436)	(26,828)
Total operating lease liability	122,608	124,143	246,751
Less: current portion of operating lease liability	(71,724)	(26,109)	(97,833)
Non-current operating lease liability	$50,884	$98,034	$148,918

NOTE 8 – COMMITMENTS AND CONTINGENCIES

The Company may be subject to various legal proceedings and claims that arise in the ordinary course of its business. The Company believes that the amount, if any, of ultimate liability with respect to legal actions will be insignificant. For the years ended December 31, 2025 and 2024, the Company has not identified or recognized any such liabilities.

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NOTE 9 – STOCKHOLDERS’ EQUITY

Common Stock

On February 4, 2025, the Company effected a two for one (2:1) stock split of its issued and outstanding shares of common stock. In connection with the split, all shares of common stock, per-share and amounts for all periods presented have been adjusted retrospectively to reflect this stock split. The stock split did not impact the total stockholders’ equity or the par value per share, however, did increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.

On September 14, 2020, the Company’s Board of Directors approved an annual allocation of shares of common stock to be awarded to key individuals. The issuance of these shares is subject to the formal adoption and approval of an equity share award plan. As of December 31, 2025, and 2024, the Company had not yet approved a formal plan; therefore, no grant date has been established, no shares have been issued, and no compensation expense has been recognized in the accompanying financial statements. For the years ended December 2025 and 2024, the Company allocated 2,175,000 and 1,250,000, respectively. At December 31, 2025 and 2024, total allocated shares are 9,948,334 and 7,773,334, respectively.

For the year ended December 31, 2024, the Company issued 269,444 shares of its common stock in conjunction with its Reg CF securities offering for $172,912, net of issuance costs of $110,976.

For the year ended December 31, 2025, the Company issued a total of 6,051,745 shares of its common stock in conjunction with its Reg CF securities offering for $2,395,202, net of issuance costs of $334,241.

As of December 31, 2025 and 2024, the Company had outstanding stock subscriptions receivables of $217,885 and $42,347, respectively.

Preferred Stock

The Company is authorized to issue 5,000,000 shares of preferred stock with a par value of $0.0001. As of December 31, 2025, and December 31, 2024, no preferred shares have been issued nor outstanding.

NOTE 10 – SUBSEQUENT EVENTS

Subsequent to December 31, 2025, the Company issued 2,046,347 shares of its common stock in conjunction with its Reg CF securities offering for gross proceeds of $1,044,913.

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ITEM 8. EXHIBITS

The documents listed in the Exhibit Index of this report are incorporated by reference or are filed with this report, in each case as indicated below.

Exhibit No.	Description
2.1	Certificate of Incorporation (incorporated by reference to Exhibit 2.1 to the Offering Statement on Form 1-A filed on October 1, 2020)
2.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 2.2 to the Offering Statement on Form 1-A filed on October 1, 2020)
6.1	Lease Agreement dated January 1, 2022.
6.2	Epilog and Jabil Ultimax Prototype Statement of Work dated September 12, 2018 (incorporated by reference to Exhibit 6.2 to the Offering Statement on Form 1-A filed on October 1, 2020)

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EPILOG IMAGING SYSTEMS, INC.

Date: May 6, 2026	/s/ Michael Mojaver
Name: Michael Mojaver
Title: Chief Executive Officer, Principal Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Michael Mojaver
Michael Mojaver Chief Executive Officer, Principal Executive Officer, and Director Date: May 6, 2026

/s/ Kelly Stopher
Kelly Stopher Chief Financial Officer and Principal Accounting Officer Date: May 6, 2026

/s/ Lance Mojaver
Lance Mojaver Chief Technology Officer and Director Date: May 6, 2026

/s/ Rony Greenberg
Rony Greenberg Director Date: May 6, 2026

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